Exhibit 99.1


                           For Immediate Release
                     For Further Information, Contact:
               Brian Arsenault, SVP Corporate Communications
                               207 761-8517


                   Banknorth Declares Quarterly Dividend
                Shareholders Elect Directors, Name Auditors

Portland, Maine, April 27, 2004 - Banknorth Group, Inc. (NYSE: BNK) announced today that its Board of Directors has approved a quarterly dividend of 19.5 cents per share based on earnings for the first quarter ended March 31, 2004. The dividend is level with the dividend paid following the fourth quarter of 2003 and 15% higher than the quarterly dividend of 16 cents per share paid following the first quarter a year ago.

The dividend will be paid on May 17, 2004 to shareholders of record on May 7, 2004.

At Banknorth's Annual Meeting of Shareholders held today, Dana S. Levenson, principal of The Levenson Group, John M. Naughton, a retired insurance executive, and Angelo P. Pizzagalli, co chairman of Pizzagalli Construction Company, were reelected to the Company's Board of Directors. Also at the meeting, KPMG LLP, independent certified public accountants, were appointed as the Company's independent auditors.

At March 31, 2004, Banknorth Group, headquartered in Portland, Maine, had $26.9 billion in assets. Banknorth's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The Company's website is at www.banknorth.com.